Exhibit 99.2

PRESS RELEASE

For Immediate Release

Plymouth Board Terminates Offering; Authorizes Negotiation of Engagement Letter with Investment Banking Firm

Boston, MA (January 14, 2014) – Plymouth Opportunity REIT, Inc. (the "Company") today announced that its Board of Directors, in conjunction with the ongoing exploration of strategic alternatives to enhance the growth of the Company's portfolio, has decided to terminate the Company's current offering of its common stock effective May 6, 2014.

"Our Board is committed to pursuing opportunities to increase our portfolio and to generate potential increase in value for our stockholders," stated Jeffrey Witherell, the Company's CEO and Chairman. "We believe that terminating our existing offering provides us with greater flexibility to explore alternative strategies."

In connection with pursuing strategic alternatives, which may include a listed public offering, the Company also announced that the Board of Directors has authorized the Company's advisor to negotiate an engagement letter with a nationally-recognized investment bank for financial advisory services.

In conjunction with the termination of the offering, the Company's Board of Directors also voted to terminate the distribution reinvestment plan (DRIP) and the Company's share redemption plan effective May 6, 2014.

Due to limitations under federal securities laws the Company is unable to provide further detail regarding possible strategic alternatives until further notice. There is no set timetable for the Board of Directors to review alternatives and there can be no assurances that the review process will result in any transaction(s) being announced or completed.

About Plymouth Opportunity REIT, Inc.

The Company is a publicly registered, non-listed real estate investment trust. For copies of the Company's public company filings, please visit the U.S. Securities and Exchange Commission's website at www.sec.gov.

Forward-looking Statements

This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to strategic alternatives and benefits to shareholders. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the financial performance of future acquisitions, uncertainties relating to changes in general economic and real estate conditions; the impact of current and future regulation; the uncertainties relating to the implementation of our real estate investment strategy; no guarantee as to future distributions; no guarantee as to the consummation of a liquidity event; and other risk factors as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.